Exhibit 8.4

August 31, 2005

Board of Directors

Chester Valley Bancorp Inc.

100 East Lancaster Avenue

Downington, Pennsylvania 19355

Re:                             Merger of Chester Valley Bancorp Inc.
with and into Willow Grove Bancorp, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Chester Valley Bancorp Inc., a Pennsylvania corporation (“Chester Valley”), in connection with (i) the merger (the “Merger”) of Chester Valley with and into Willow Grove Bancorp, Inc., a Pennsylvania corporation (“Willow Grove”), pursuant to the Agreement and Plan of Merger, dated as of January 20, 2005, between Willow Grove and Chester Valley (the “Merger Agreement”) and (ii) as promptly as practicable after consummation of the Merger, the proposed merger (the “Bank Merger”) of First Financial Bank, a Pennsylvania-chartered commercial bank and wholly-owned subsidiary of Chester Valley, with and into Willow Grove Bank, a Federally-chartered stock savings bank and wholly-owned subsidiary of Willow Grove, pursuant to the Articles of Combination and Agreement of Merger, dated as of August 31, 2005, between Willow Grove Bank and First Financial Bank.  This opinion is being delivered pursuant to Section 7.01(e)(ii) of the Merger Agreement.  All capitalized terms used herein, unless otherwise specified, have the meaning ascribed to them in the Merger Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Chester Valley and First Financial Bank and the consent of Willow Grove and Willow Grove Bank, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Chester Valley and First Financial Bank and of Willow Grove and Willow Grove Bank dated the date hereof, and have assumed that such statements and representations are complete and accurate at all relevant times, including the Effective Times of the Merger and Bank Merger, and that any representation made “to the best knowledge” or similarly qualified is correct without such qualification.  We have also relied upon the accuracy of the Registration Statement on Form S-4 (File No. 333-123622) filed by Willow Grove with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Prospectus/Proxy Statement of Chester Valley and Willow Grove included therein (the “Prospectus/Proxy Statement”).  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Bank Merger Agreement.

In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger and Bank Merger Agreements, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinion set forth below.  For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger and Bank Merger that have come to our attention during our engagement, and (ii) that the Merger and Bank Merger will be consummated in the manner described in the Merger Agreement and Bank Merger Agreement and that the structure of the Merger and Bank Merger will not be modified pursuant to Section 9.13 of the Merger Agreement.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity and authority of the signatories.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department Regulations promulgated thereunder, administrative interpretations and judicial precedents as of the date hereof.  If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger or Bank Merger, the opinion expressed herein may be adversely affected and may become inapplicable.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that each of the Merger and Bank Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

No opinion is expressed as to any transaction other than the Merger and Bank Merger as described in the Merger Agreement and Bank Merger Agreement or as to any transaction whatsoever, including the Merger and Bank Merger, if all the transactions described in the Merger Agreement and Bank Merger Agreement are not consummated in accordance with the terms of such agreements and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times including the Effective Times of the Merger and Bank Merger.  In the event that any of the statements, representations, warranties or assumptions upon which we have relied to render this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger or Bank Merger under any state, local or foreign law, or with respect to other areas of the United States federal taxation.  We do not express any opinion herein concerning any law other than the federal law of the United States.  Our opinion represents only our best judgment regarding the application of United States federal income tax laws as of the date of this Letter.  Our opinion is not binding on either the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully contest any of the conclusions set forth in this opinion.  Furthermore, no assurance can be given that future legislation, regulations, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, will not alter our opinion.  Nevertheless, we are under no obligation to supplement or revise our opinion to reflect any new developments in the application or interpretation of the United States federal income tax laws (including changes with retroactive effect).

We are furnishing this opinion to you in connection with the Merger and Bank Merger and this opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.  We understand that this opinion will be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement, which shall be filed as post-effective Amendment No. 1 to such Registration Statement, and we consent to such filing.

Very truly yours,

/s/ Cozen O’Connor
COZEN O’CONNOR